Exhibit 4.7

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following description of the common stock, par value $0.01 per share (the “Common Stock”), of Houghton Mifflin Harcourt Company (“us,” “our,” “we” or the “Company”), which is the only security of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), summarizes certain information regarding the Common Stock in our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Amended and Restated By-Laws, as amended (the “By-laws”) and applicable provisions of Delaware General Corporation Law (the “DGCL”), and is qualified by reference to the Certificate of Incorporation and the By-laws, which are incorporated by reference as Exhibit 3.1, Exhibit 3.2 and Exhibit 3.3 to the Annual Report on Form 10-K of which this Exhibit 4.7 is a part.

Authorized Capital Stock

Our authorized capital stock consists of 380,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Common Stock

Voting Rights. The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Holders of the Common Stock do not have any preemptive rights or cumulative voting rights, which means that the holders of a majority of the outstanding Common Stock voting for the election of directors can elect all directors then being elected.

Dividends. The holders of our Common Stock are entitled to receive dividends when, as, and if declared by our board of directors out of legally available funds.

Liquidation, Dissolution and Winding Up. Upon our liquidation or dissolution, the holders of Common Stock will be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

Other Rights. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock that may be issued in the future.

Provisions of Our Certificate of Incorporation and By-laws and the DGCL That May Have Anti-Takeover Effects

Removal of Directors by Stockholders.  The DGCL provides that members of our board of directors may only be removed for cause by a vote of the holders of a majority of the outstanding shares entitled to vote on the election of the directors.

Special meetings of stockholders.  Our By-laws provide that special meetings of stockholders may be called only by a majority of the members of our board of directors or at the request of holders of 50.1% or more of our outstanding Common Stock. Stockholders requesting a special meeting must provide a notice to us with the proposed date, time and place of the meeting (which may not be earlier than 60 days after the date the notice is delivered to us (or 90 days in the case of special meetings called to elect one or more directors)) and the purposes for which the special meeting is being called. The stockholders requesting the special meeting must also comply with the requirements that would be applicable if the stockholders were proposing to nominate a candidate for election as a director at an annual meeting or proposing a topic for consideration at an annual meeting. Except as described above, stockholders are not permitted to call a special meeting of stockholders or to require that our board request the calling of a special meeting of stockholders. These provisions, taken together, will prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the board, except at an annual meeting or under the circumstances described above.

Stockholder action; Advance notice requirements for stockholder proposals and director nominations.  Our By-laws provide that stockholders may take action by written consent if the consent is signed by holders of our outstanding shares having the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and the stockholders seeking to take the action provide us with the same information that would have been required to be provided if they were proposing to take the action at a special meeting of stockholders.

In addition, our By-laws establish advance notice procedures for:

•	stockholders to nominate candidates for election as a director; and
•	stockholders to propose topics for consideration at stockholders’ meetings.

Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our By-laws, including, but not limited to, information with respect to the beneficial ownership of our Common Stock or derivative securities that have a value associated with our Common Stock held by the proposing stockholder and its associates and any voting or similar agreement the proposing stockholder has entered into with respect to our Common Stock. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year or for the first annual meeting following our initial public offering, notice by the stockholder, to be timely, must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than 120 days prior to the special meeting and not later than the later of the 90th day prior to the special meeting or 10th day following the day on which we notify stockholders of the date of the special meeting, either by mail or other public disclosure. Notwithstanding the above, in the event that the number of directors to be elected to the board at an annual meeting is increased and we do not make any public announcement naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting, a stockholder notice of nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered not later than the close of business on the 10th day following the day on which such public announcement is first made. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.

Preferred Stock.  Our board of directors is authorized, subject to limitations prescribed by the DGCL and the Certificate of Incorporation, to determine the terms and conditions of the Preferred Stock, including whether the shares of Preferred Stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of our Common Stock.

Business combinations with interested stockholders.  In general, Section 203 of the DGCL prevents an interested stockholder (which is defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) of a Delaware corporation from engaging in a business combination (as defined therein) for three years following the date that person became an interested stockholder unless various conditions are satisfied. We have elected to opt out of the provisions of Section 203. Accordingly, we will not be subject to the anti-takeover effects of Section 203.

Forum for adjudication of disputes.  Our By-laws provide that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting breach of a fiduciary duty owed by any director, officer or other employee of the Company, any action asserting a claim arising pursuant to the DGCL or any action asserting a claim governed by the internal affairs doctrine. Although we have included a choice of forum provision in our By-laws, it is possible that a court could rule that such provision is inapplicable or unenforceable. In addition, this provision will not affect our stockholders’ duty to comply with the federal securities laws nor their ability to seek remedies under the federal securities laws.

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